Exhibit 16.1

Securities and Exchange Commission
Washington, DC 20549


Gentlemen:

We have read the first sentence of the first paragraph and paragraphs two through five of Item 4 included in the Form 8-K dated November 6, 2002, of Amnis Systems Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We cannot comment on the second sentence of the first paragraph or paragraphs six and seven.

Very truly yours,


/s/  HOOD & STRONG LLP

CERTIFIED PUBLIC ACCOUNTANTS

November 6, 2002


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